Exhibit (g)(3)

SCHEDULE A

TO THE CUSTODIAN AGREEMENT

DATED AS OF AUGUST 23, 2011,

AS AMENDED OCTOBER 26, 2016, JUNE 26, 2018 AND SEPTEMBER 25, 2020

BETWEEN

ADVISER MANAGED TRUST

AND

BROWN BROTHERS HARRIMAN & CO.

Tactical Offensive Equity Fund

Tactical Offensive Core Fixed Income Fund

Tactical Offensive Enhanced Fixed Income Fund

ADVISER MANAGED TRUST		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Stephen MacRae	By:	/s/ Eruch A. Mody

Name:	Stephen MacRae	Name:	Eruch A. Mody

Position:	Vice President	Position:	Senior Vice President